Exhibit 99.2

36TH STREET CAPITAL PARTNERS, LLC

AND SUBSIDIARY

CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2023

(UNAUDITED)

36TH STREET CAPITAL PARTNERS, LLC AND SUBSIDIARY

CONSOLIDATED BALANCE SHEET (UNAUDITED)

AS OF DECEMBER 31, 2023

ASSETS
ASSETS:
Cash	$1,651,110
Net investment in leases	260,858,375
Notes receivable	46,943,748
Deposits on equipment for future leases	18,967,232
Allowance for credit losses	(4,693,196)
Prepaid expenses and other current assets	1,123,132
Deferred financing costs, net	1,650,622
Operating lease right-of-use asset	265,792
Property and equipment, net	58,049
TOTAL ASSETS	$326,824,864

LIABILITIES AND MEMBERS' EQUITY
LIABILITIES:
Line of credit	$245,741,490
Accounts payable and accrued expenses	2,926,240
Operating lease liability	265,792
Sales tax payable	218,555
Customer deposits	5,263,365
Total Liabilities	254,415,442

COMMITMENTS AND CONTINGINCIES (NOTE 9)

MEMBERS' EQUITY	72,409,422

TOTAL LIABILITIES AND MEMBERS' EQUITY	$326,824,864

See accompanying notes to consolidated financial statements.

36TH STREET CAPITAL PARTNERS, LLC AND SUBSIDIARY

CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)

YEAR ENDED DECEMBER 31, 2023

NET INTEREST INCOME:
Interest income	$27,320,804
Interest expense	(16,318,667)
Net interest income	11,002,137
Provision for credit losses	(258,440)
Net interest income after provision for losses	10,743,697

NON-INTEREST INCOME:
Gain on sale of leases and notes receivable	1,253,252
Other income and fees	1,552,459
Total non-interest income	2,805,711

NON-INTEREST EXPENSES:
Salaries, payroll taxes and related fringes	6,099,887
Rent	149,096
Sales and marketing expense	595,487
Professional fees	1,505,518
Office and administrative expenses	480,577
Total non-interest expenses	8,830,565

CONSOLIDATED NET INCOME	$4,718,843

See accompanying notes to consolidated financial statements.

36TH STREET CAPITAL PARTNERS, LLC AND SUBSIDIARY

CONSOLIDATED STATEMENT OF CHANGES IN MEMBERS' EQUITY (UNAUDITED)

YEAR ENDED DECEMBER 31, 2023

MEMBERS' EQUITY, BEGINNING OF YEAR	$70,942,251
Adoption of ASC 326 - Credit Losses	730,564
Consolidated net income	4,718,843
Contributions from member	2,500,000
Distributions to members	(6,482,236)
MEMBERS' EQUITY, END OF YEAR	$72,409,422

See accompanying notes to consolidated financial statements.

36TH STREET CAPITAL PARTNERS, LLC AND SUBSIDIARY

CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)

YEAR ENDED DECEMBER 31, 2023

CASH FLOWS FROM OPERATING ACTIVITIES:
Consolidated net income	$4,718,843
Adjustments to reconcile consolidated net income to net cash provided by operating activities:
Depreciation and interest amortization	620,321
Amortization of operating right-of-use asset	55,807
Provision for credit losses	258,440
Amortization of deferred initial direct costs	299,102
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(454,421)
Operating lease liability	(55,807)
Accounts payable and accrued expenses	66,190
Sales tax payable	31,571
Net cash provided by operating activities	5,540,046

CASH FLOWS FROM INVESTING ACTIVITIES:
Principal collections on leases and notes receivable	81,673,007
Issuance of notes receivable	(37,052,721)
Net increase in customer deposits	1,011,297
Acquisition of leasehold improvements	(32,776)
Net increase in deposits on equipment for future leases	(18,967,232)
Purchase of equipment for sales-type lease contracts	(93,384,249)
Net cash provided by investing activities	(66,752,674)

CASH FLOW FROM FINANCING ACTIVITIES:
Borrowings on line of credit	178,800,000
Repayment of outstanding borrowings on line of credit	(103,100,000)
Repayments on notes payable	(14,428,484)
Payment of deferred financing costs	(524,009)
Contributions from member	2,500,000
Payment of distributions to members	(6,482,236)
Net cash provided by financing activities	56,765,271

NET CHANGE IN CASH AND RESTRICTED CASH	(4,447,357)

CASH AND RESTRICTED CASH, BEGINNING OF YEAR	6,098,467

CASH END OF YEAR	$1,651,110

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION -
Interest paid	$15,427,992

SUPPLEMENTAL DISCLOSURE FOR NON-CASH OPERATING ACTIVITIES:
Adjustment to allowance for credit losses recognized in connection with implementation of Accounting Standards Codification ("ASC") 326 on January 1, 2023	$730,564
Operating lease liability and operating lease right-of-use asset recognized in connection with lease commencement	$321,599

See accompanying notes to consolidated financial statements.

36th STREET CAPITALPARTNERS, LLC AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 1 - Nature of the Business and Summary of Significant Accounting Policies:

Principles of Consolidation - The consolidated financial statements include the accounts of 36th Street Capital Partners, LLC (“36STC”) and its wholly owned subsidiary 36th Street Capital I, LLC (“SPV”) (collectively, the “Company”) and are prepared in conformity with accounting principles generally accepted in the United States of America (U.S. GAAP). All intercompany accounts and transactions have been eliminated in consolidation.

Nature of the Business - 36STC provides equipment financing solutions and alternative capital, mainly through the use of lease arrangements and notes, to clients nationwide. The Company actively sources, underwrites, and funds transactions. Additionally, the Company accesses the private asset-backed securitization (“ABS”) market to diversify liquidity sources and broaden the funding capacity for the origination of assets.

Limited Liability Company - Each member’s liability is limited to their respective member’s equity plus any debt for which a personal guarantee has been given. Under the terms of the Limited Liability Company’s operating agreement existence is perpetual or sooner as provided for in the operating agreement.

Use of Estimates - The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results, as determined at a later date, could differ from those estimates.

Concentration of Credit Risk - The Company maintains their cash balances in financial institutions which are insured by the Federal Deposit Insurance Corporation for up to $250,000 each. At times, such balances may be in excess of the FDIC insurance limit.

For the year ended December 31, 2023, there were no clients that represented more than 10% of the Company’s revenues or net investments in leases, or notes receivable.

Lessor Topic 842 Accounting - At lease inception, the Company determines whether an arrangement qualifies as a lease under ASC 842 (i.e., conveys the right to control the use of an identified asset for a period of time in exchange for consideration). The Company only reassess if the terms and conditions of the contract are changed. The Company determines lease classification at commencement date. Leases not classified as sales-type or direct financing leases are classified as operating leases. The primary accounting criteria used that results in sales-type lease classification are (a) the lease transfers ownership of the underlying asset to the lessee by the end of the lease term, (b) the lease grants the lessee a purchase option that the lessee is reasonably certain to exercise, (c) the lease term is for a major part of the remaining economic life of the underlying asset, (d) the present value of the sum of the lease payments and residual value guarantee from the lessee equals or exceeds substantially all of the fair value of the underlying asset and (e) the leased equipment is of such a specialized nature that it is expected to have no alternative use to the lessor at the end of the lease term. When none of the sales-type lease criteria have been met above, leases are classified as direct financing leases when the following two criteria are met: 1) the present value of the sum of the lease payments and residual value guarantee from the lessee and/or third-party equals or exceeds substantially all of the fair value of the underlying asset and 2) it is probable that the lessor will collect the lease payments plus any amount necessary to satisfy a residual value guarantee. Based on the criteria above, the Company has concluded, from a lessor perspective, that there are no

36th STREET CAPITALPARTNERS, LLC AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

operating and direct-financing leases, and all leases held in net investments are sales-type leases with no gain or loss at lease commencement.

At lease commencement, the Company estimates the residual of the leased asset at the end of the lease term, considering the asset’s remaining useful life, expected market condition, and expected use (e.g., sell or lease). If the market value of leased equipment decreases at a rate greater than projected, whether due to rapid technological or economic obsolescence, unusual wear and tear on the equipment, excessive use of the equipment, recession or other adverse economic conditions, or other factors, it could adversely affect the current values and the residual values of such equipment. The Company manages and evaluates residual risk by performing periodic reviews of estimated residual values and monitoring levels of residual realizations. A change in estimated lease residual values during the lease term impacts the loss allowance as the Company considers both the lease receivable and the unguaranteed residual asset when determining the lease net investment loss allowance. Incremental costs of a lease that would not have been incurred if the lease had not been obtained are treated as initial direct costs.

Net Investment in Leases - The Company’s net investment in leases primarily relates to leasing of equipment under sales-type leases with the equipment purchase price equal to fair value and therefore there is no selling profit or loss at lease commencement. When there is no selling profit or loss, initial direct costs are deferred at the commencement date and included in the measurement of the net investment in the lease.

A lease receivable and unguaranteed residual asset, if any, are recorded for sales-type leases at present value discounted using the rate implicit in the lease. The lease receivable includes lease payments not yet paid and guarantee of the residual value by the lessee or unrelated third party. Interest income is recognized over the lease term at a constant periodic discount rate on the remaining balance of the lease net investment using the rate implicit in the lease. After the commencement date, lease payments collected are applied to reduce net investment, and net investment is increased for interest income recorded.

Notes Receivable - The Company enters into loans with customers where funds are borrowed from the Company and repayments are based on a fixed payment which includes principal and interest over the term of the agreement.

Equipment - Property and equipment are stated at cost. Furniture and fixtures and other equipment which are depreciated primarily using the straight-line method over the estimated useful lives of the assets. In general, the estimated useful lives used in computing depreciation and amortization are over 3 years. Maintenance and repairs are charged to operations as incurred.

Deferred Financing Costs - Costs related to obtaining the Company’s line-of-credit (see Note 5) are capitalized and amortized over the term of the related debt using the straight-line method. Amortization expense for the year ended December 31, 2023 totaled $410,786. Accumulated amortization at December 31, 2023 was $1,554,590.

36th STREET CAPITALPARTNERS, LLC AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Expected future amortization is as follows:

Year Ended December 31,
2024	$421,435
2025	421,435
2026	421,435
2027	386,317
$1,650,622

Deposits on Equipment for Future Leases - Deposits on future leases represents deposits on equipment on behalf of the customer in advance of final agreements (See Note 6). These amounts accrue interest until the final agreements have been agreed upon.

Software - The Company capitalizes software development costs for internal use in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 350, Intangibles - Goodwill and Other. Capitalization of software development costs begins in the application development stage and ends when the asset is placed into service. Costs related to software development that have not reached application development and costs incurred in the post-implementation for training and maintenance are expensed as incurred. The Company also capitalizes software purchases that provide upgrades and enhancements that result in additional functionality to existing software. Capitalized software development costs are recorded in prepaid expenses and other current assets and are amortized on the straight-line method over the expected life of the product (5 years).

Long-Lived Assets - Management evaluates all long-lived assets for impairment. Long-lived assets and intangible assets other than goodwill are evaluated for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. If the carrying amount is not fully recoverable, an impairment loss is recognized to reduce the carrying amount to fair value and is charged to expense in the period of impairment. At December 31, 2023, management determined that these assets are not impaired.

Customer Deposits - The Company requests refundable security deposits from certain customers in order to strengthen credit of the lessee. In the event of default by the lessee, the Company has the right to apply the customer deposit to the curing of any default. Customer deposits do not bear interest for the benefit of the lessee and are refundable upon expiration of the lease.

Revenue Recognition - Interest income on sales-type leases is recognized on an accrual basis. Unearned income on the leases is amortized to interest income using the effective interest method over the remaining period to contractual maturity. The amortization of unearned income into interest income is discontinued on notes receivable when collection of interest appears doubtful. Interest income earned on notes receivable is recognized on the accrual basis as it is earned. When a lease or note receivable is 91 days or more past due, the contract is classified as non-accrual and interest income recognition is suspended. A non-accrual contract may not be returned to accrual status until the account has been brought current and the obligor has made 6 consecutive timely payments.

The Company collects interim payments from customers prior to lease commencement. The Company funds the purchase and build out of the underlying equipment attached to a future lease (see Note 6), during which the customer agrees to make interim payments until the equipment is ready for lease commencement. Revenue related to interim payments, included in Interest income, is recognized on the accrual basis as it is earned and totaled $4,196,650 for the year ended December 31, 2023.

36th STREET CAPITALPARTNERS, LLC AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Gain on sale of leases and notes receivable is recognized in connection with the Company’s transactions to sell contracts, leasing equipment, or early buyouts by obligors. When the equipment or contract is sold, the lease and loan assets are derecognized, and the Company recognizes any gain (or loss) to the extent the proceeds received are in excess of the value of the transferred assets and/or any liability incurred. The Company had net gains on sale of leases and notes receivable totaling $1,253,252 recorded in non-interest income, for the year ended December 31, 2023.

Other income and fees recognized by the Company, include certain fees related to lease documentation and administration, and fees for the syndication or referral of a financing to other funding partners. For the year ended December 31, 2023 other income and fees totaled $1,552,459.

Allowance for Credit Losses - When the Company classifies a lease as a sales-type or direct financing lease under Topic 842 on leases, it recognizes a net investment in the lease. The net investment in the lease is subject to the impairment guidance in Topic 326, Financial Instruments—Credit Losses. Management estimates a loss allowance on its entire net investment in the lease, including the unguaranteed residual value.

Management estimates the allowance balance using relevant available information, from internal and external sources, relating to past events, current conditions, and reasonable and supportable forecasts. Historical loss experience provides the basis for the estimation of expected losses. Adjustments to historical loss information are made for differences in current lease-specific risk characteristics such as differences in underwriting standards, portfolio mix, or term as well as for changes in current conditions and forecasts, such as changes in delinquency level, collateral values, competition, or real Gross Domestic Product (GDP) growth rates.

The allowance for credit losses is measured on a collective (pool) basis when similar risk characteristics exist. The Company aggregates its leases by industry of the lessee for purposes of estimating the allowance for credit loess. Leases that do not share risk characteristics are evaluated on an individual basis. Leases evaluated individually are not also included in the collective evaluation.

When management determines that foreclosure is probable or when the lessee is experiencing financial difficulty at the reporting date and repayment is expected to be provided substantially through the operation or sale of the collateral expected losses are based on the fair value of the collateral at the reporting date, adjusted for selling costs as appropriate. Leases are charged off against the allowance when management believes the uncollectibility of a loan balance is confirmed. Expected recoveries do not exceed the aggregate of amounts previously charged-off and expected to be charged-off.

Expected losses are estimated over the contractual term of the leases, which excludes expected extensions, renewals, and modifications unless the extension or renewal options are included in the original or modified contract at the reporting date and are not unconditionally cancellable by the Company.

At December 31, 2023, the allowance for credit losses amounted to $4,693,196.

Allowance for Credit Losses on Off-Balance Sheet Credit Exposure - The Company estimates expected credit losses over the contractual period in which the Company is exposed to credit risk via a contractual obligation to extend credit, unless that obligation is unconditionally cancellable by the Company. The allowance for credit losses on off-balance sheet credit exposures is adjusted through credit loss expense. The estimate includes consideration of the likelihood that funding will occur and an estimate of expected credit losses on commitments expected to be funded over its estimated life. At December 31, 2023, there was no allowance for credit losses on off-balance sheet credit exposures.

36th STREET CAPITALPARTNERS, LLC AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Advertising Expense - Advertising costs, included in Sales and marketing expense, are expensed as incurred. For the year ended December 31, 2023, advertising costs totaled $67,956.

Sales Tax - The Company does business in various states and counties within those states which impose a sales tax on all the Company’s sales and equipment rentals to non-exempt clients within those states and counties. The Company collects that sales tax and remits the entire amount to the states. The Company excludes the tax collected and remitted to the states from revenue and expenses. At December 31, 2023, sales tax payable totaled $218,555.

Right of Use Asset (“ROU Asset”) - represents our right, as lessee, to use underlying assets for the lease term, and lease liabilities represent our obligation to make lease payments arising from the leases. ROU assets and lease liabilities are recognized at commencement date based on the present value of lease payments over the lease term. As the Company’s leases do not provide an implicit rate, the Company uses its incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. The Company has elected the lessee practical expedients to not separate lease and non-lease components, as well as the practical expedient to not recognize ROU assets or lease liabilities for leases with a term less than 12 months. On June 1, 2023 the Company entered into a three-year operating lease agreement with a net present value of $321,599, and amortized $55,807 in 2023.

Income Taxes - The Company is a limited liability company, which for tax purposes is considered a partnership. Income or loss of the Company is reported on the tax returns of the members; consequently, no provision for income taxes has been made in the accompanying consolidated financial statements. The most significant jurisdictions in which the Company is required to file income tax returns include the U.S. federal jurisdiction, New Jersey, California, Florida, Illinois, Indiana, New York, Ohio, South Carolina, Texas, Alabama, Massachusetts, Missouri, North Carolina, and Utah. The Company is no longer subject to U.S. federal income tax examinations for the years ended prior to December 31, 2020. With limited exceptions, the Company is no longer subject to state income tax examinations for years ended prior to December 31, 2019.

The Company recognizes and measures any unrecognized tax benefits in accordance with FASB ASC 740, Income Taxes. Under that guidance, management assesses the likelihood that tax positions will be sustained upon examination based on the facts, circumstances and information, including the technical merits of those positions, available at the end of each period. The measurement of unrecognized tax benefits is adjusted when new information is available or when an event occurs that requires a change. There were no significant uncertain income tax positions recognized as of and for the year ended December 31, 2023. This determination will always be subject to ongoing reevaluation as facts and circumstances may require.

Fair Value - Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 820, Fair Value Measurements, provides the framework for measuring fair value. That framework provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurements) and the lowest priority to unobservable inputs (level 3 measurements). The carrying amounts of cash, restricted cash, accounts payable and accrued expenses, and customer deposits included in accompanying the consolidated balance sheets approximated fair value because of the short-term maturity of these investments. The carrying value of the Company’s net investment in leases, notes receivable, deposits on equipment for future leases, line of credit, and notes payable approximate fair value based on the current rates available to the Company for similar instruments.

36th STREET CAPITALPARTNERS, LLC AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

New Accounting Standard - In June 2016, the FASB issued guidance (FASB ASC 326) which significantly changed how entities will measure credit losses for most financial assets and certain other instruments that aren't measured at fair value through net income. The most significant change in this standard is a shift from the incurred loss model to the expected loss model. Under the standard, disclosures are required to provide users of the consolidated financial statements with useful information in analyzing an entity's exposure to credit risk and the measurement of credit losses. Financial assets held by the company that are subject to the guidance in FASB ASC 326 were net investment in leases, notes receivable, and deposits on equipment for future leases.

The Company adopted the standard effective January 1, 2023, utilizing a cumulative-effect adjustment for all financial assets measured at amortized cost. As a result of the adoption, the Company recorded a transition adjustment, which included a $730,564 decrease to the allowance for credit losses. In addition, the transition adjustment resulted in an increase of $730,564 to beginning members' equity as of January 1, 2023, which represents the cumulative effect of adopting FASB ASC 326.

Note 2 - Net Investment in Leases and Notes Receivable:

Income related to financing activities is recorded in net interest income on the consolidated statement of income. For the year ended December 31, 2023, there was interest income on leases and notes receivable of $23,124,154.

For the year ended December 31, 2023, the Company has no selling profit or loss at lease commencement dates.

As of December 31, 2023, the net investment in leases and notes receivable included contracts that were on a non-accrual basis totaling $8,377,364.

Net Investment in Leases

Net investment in leases consisted of the following at December 31, 2023:

Minimum lease payments receivable	$294,636,469
Residual value of equipment	11,874,217
Unearned lease income	(45,652,311)
Net investment in leases	$260,858,375

There were no significant changes in unguaranteed residual assets and unearned lease income on leases during the year ended December 31, 2023.

36th STREET CAPITALPARTNERS, LLC AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

As of December 31, 2023, lease receivable will be received and remaining unearned income will be amortized as follows:

	Minimum
	Lease	Unearned
Year Ended December 31,	Payments	Income	Net
2024	$111,441,403	$21,540,618	$89,900,785
2025	86,778,136	13,041,770	73,736,366
2026	50,837,315	6,755,205	44,082,110
2027	27,878,955	3,347,929	24,531,026
2028 and thereafter	17,700,660	966,789	16,733,871
	$294,636,469	$45,652,311	$248,984,158

Unearned income on sales-type leases is recognized in such a manner as to produce a constant periodic rate of return on the net investment in the sales-type lease.

Notes Receivable

The Company provided financing to several customers in the form of promissory notes. The notes bear interest at rates varying from 6.07% to 12.15% annually and monthly payments, consisting of principal and interest, are made to the Company. The notes are generally collateralized by the specific asset the customer is leasing or certain pledged assets. At December 31, 2023, the notes had a total outstanding balance of $46,943,748.

The notes receivable mature as follows:

Year Ended December 31,
2024	$18,664,446
2025	16,744,927
2026	10,533,784
2027	975,326
2028	25,265
$46,943,748

Note 3 - Allowance for Credit Losses:

The Company maintains an allowance for credit losses at an amount sufficient to absorb losses inherent in the existing net investment in leases, notes receivable and deposits on equipment for future leases as of December 31, 2023, based on estimates of expected losses. The activity in the allowance for credit losses and asset quality statistics are as follows:

Allowance for losses, beginning of year	$5,117,882
Charge-offs	(683,126)
Provision for credit losses	258,440
Allowance for losses, end of year	$4,693,196

Allowance for credit losses as a percentage of total net investment	1.44%

36th STREET CAPITALPARTNERS, LLC AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 4 - Property and Equipment:

Property and equipment at December 31, 2023 are summarized as follows:

Leasehold Improvements	66,342
Less: Accumulated depreciation	(8,293)
$58,049

Depreciation expense, included in Office and administrative expenses, was $13,989 for the year ended December 31, 2023.

Note 5 - Debt and Financing Arrangements:

Line of Credit - The Company has a revolving line of credit agreement with a group of banks with a maximum borrowing capacity of $280,000,000. The revolving period ends December 2025 at which time the line of credit matures 2 years after this date. The outstanding balance of the line of credit was $245,741,490 at December 31, 2023. The Company amended the line of credit in 2023 and capitalized $524,009 of financing fees.

Interest expense on borrowings, including amounts charged related to the unused portion of the line of credit, totaled $15,607,577 in 2023. Interest on borrowings is payable monthly. Borrowings denominated in US Dollars bear interest at the Standard Overnight Financing Rate (“SOFR”) plus 2.60% (7.96% at December 31, 2023), while borrowing denominated in Canadian Dollars bear interest at Canadian Dollar Offered Rate (“CDOR”) plus 3.00%. At December 31, 2023, all outstanding borrowings were denominated in US Dollars.

The obligations are secured by all the assets of the Company. Under the terms of the agreement the notes can be called upon demand. The facility provides for maintenance of certain financial covenants and is subject to other restrictions, including limits on amounts available for borrowing based on the qualified borrowing base of the Company.

Note 6 - Deposits on Equipment for Future Leases:

The Company entered into agreements with customers to fund equipment before the commencement of a lease agreement. Once all of the equipment is purchased the agreements will convert into sales-type leases. The customers are currently paying the Company interest and rent on these deposits. At December 31, 2023, the Company had advanced $18,967,232.

Note 7 - Members’ Equity:

The Company’s members’ equity at December 31, 2023 consisted of the following:

	Number	Members'
Common units:	of units	Equity (deficit)
Class A	75,000	$(4,048,418)
Class B	22,000	(1,187,536)
Class C	3,000	(161,937)
Preferred units -
Series A	2,444	77,807,313
		$72,409,422

36th STREET CAPITALPARTNERS, LLC AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Liquidation Preference - In the event of liquidation, winding up or dissolution of the Company, the holders of Series A preferred units will receive on a pro rata based upon their number of shares 100% of their balance and any accrued, unpaid distributions on its capital contributions. Class A common units will receive 75%, and Class B and C units will receive 25%, all on a pro rata basis. For purposes of liquidation Class B and C units will be treated as a single class.

Senior Management Incentive Plan - In November 2019, the Company established a senior management incentive plan (the “Plan”), under which a member of the Company that was a part of senior management was awarded 600 fully vested Plan units. The awarded Plan units do not represent an ownership interest in the Company, have no voting rights, and are not securities. One-half of the units will be forfeited upon the member’s termination.

The units provide the member with payments equal to a 6% share of (i) the total distributions declared by the Company for the Class B and Class C common unit holders (the “Distributions”) and (ii) the consideration payable to the Class B and Class C common unit holders in a sale transaction, such as a change- in-control transaction, as defined by the Plan agreement.

Redemption Rights - The Company has no right to redeem or repurchase shares, except as provided in the operating agreement.

Distributions - Series A Preferred Units holders have a distribution requirement of 8% per annum of their capital contribution plus any accrued, unpaid distributions, compounded annually. There were no declared and unpaid distributions on common units at December 31, 2023.

Note 8 - Key Contributor Incentive Plan:

Share Appreciation Rights Plan - In March 2022, the Board of Directors established a share appreciation rights (“SARs”) plan (“the SAR Plan”). The purpose of the SAR Plan is to establish a bonus pool consisting of 100,000 SARs that can be awarded to key contributors and are payable upon the closing of a sale transaction, as defined. The amount payable to each participant upon a sale transaction is equal to (i) the number of SARs held by the participant as of the closing of the sale transaction multiplied by (ii) the positive difference between the fair market value of a Class C common unit at the time of issuance of their respective SARs and the fair market value of a Class C common unit at the time of a sale transaction.

SARs awarded to participants under the Plan do not represent an ownership interest in the Company, have no voting rights, are not securities, do not cause the participant to be other than an at-will employee and are subject to vesting terms, as defined in individual award agreements. Unvested SARs will be forfeited upon a participant’s termination and are available for reissuance as determined by the Board of Managers. The SARs vest upon the occurrence of a sale transaction.

Management’s assessment is that the SARs are to be accounted for in accordance with ASC 718. The Company would record a liability at the date the performance obligation, the occurrence of a sale transaction, is probable to occur. At December 31, 2023, a sale transaction is not considered probable and as a result no liability has been recorded.

36th STREET CAPITALPARTNERS, LLC AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

A summary of SARs outstanding and changes during the year ended December 31, 2023, is presented below:

Outstanding at January 1, 2023	9,750
Forfeited	(2,500)
Granted	1,750
Outstanding at December 31, 2023	9,000

Vested at December 31, 2023	-

Profit-Sharing Bonus Plan - In March 2022, the Board of Directors established a Profit-Sharing Bonus Plan (the “PS Bonus Plan”). The purpose of the PS Bonus Plan is to establish a profit-sharing pool that can be awarded to key contributors and are payable when “surplus distributions” (as defined in the PS Bonus Plan agreement) are provided to Class C common unit holders. The profit-sharing pool at each distribution date shall be an amount of up to 10% of the surplus distributions. The amount payable to each participant is equal to (i) the participant’s profit-sharing percentage (as defined in the PS Bonus Plan agreement) on the distribution date by (ii) the profit-sharing pool.

During the year ended December 31, 2023, there were no payments to participants under the PS Bonus Plan and there were no accrued balances under the PS Bonus Plan at December 31, 2023.

Note 9 – Commitments and Contingencies:

Customer Commitments - In the normal course of business, the Company may enter into short term agreements and commitments with future cash obligations to facilitate the deposits on equipment on behalf of the customer in advance of final agreements.

Operating Leases - The Company has an operating lease for office space through May 31, 2026. Total operating lease expense, for the year ended December 31, 2023 was $69,274.

Short term lease costs were $46,853 for the year ended December 31, 2023.

Maturities of lease liabilities as of December 31, 2023, are as follows:

Operating
Year Ended December 31,	Leases
2024	$119,821
2025	121,648
2026	51,004
Net minimum lease payments	292,473
Less: interest	26,680
Present value of lease liabilities	$265,793

On June 1, 2023 the Company entered into a three-year operating lease agreement with a net present value of $321,599, and amortized $55,807 in 2023, using a weighted-average discount of 7.75%.

Legal Proceedings – At any given time the Company could be involved in legal proceedings arising in the ordinary course of business, which may include claims, litigation and suits.

36th STREET CAPITALPARTNERS, LLC AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 10 – Subsequent Events:

These consolidated financial statements were approved by management and available for issuance on February 15, 2024. Subsequent events have been evaluated through this date.

In January 2024, the 36th Street Capital I subsidiary was cancelled. Additionally, the Company cancelled one of its equipment loans during the borrower’s bankruptcy proceedings. In return, the Company acquired the common stock of the borrower's successor entity as it emerged from bankruptcy.

SCHEDULE 1

36TH STREET CAPITAL PARTNERS, LLC AND SUBSIDIARY

SUPPLEMENTARY INFORMATION

CONSOLIDATING BALANCE SHEET (UNAUDITED)

AS OF DECEMBER 31, 2023

ASSETS	36th Street Capital Partners, LLC	36th Street Capital I, LLC	Eliminations	Total
ASSETS:
Cash	$1,651,110	$-	$-	$1,651,110
Investment in subsidiary	14,517,458	-	(14,517,458)	-
Net investment in leases	260,858,375	-	-	260,858,375
Notes receivable	46,943,748	-	-	46,943,748
Deposits on equipment for future leases	18,967,232	-	-	18,967,232
Allowance for credit losses	(4,693,196)	-	-	(4,693,196)
Prepaid expenses and other current assets	1,123,132	-	-	1,123,132
Deferred financing costs, net	1,650,622	-	-	1,650,622
Intercompany receivable	-	14,517,458	(14,517,458)	-
Operating lease right-of-use asset	265,792	-	-	265,792
Property and equipment, net	58,049	-	-	58,049
TOTAL ASSETS	$341,342,322	$14,517,458	$(29,034,916)	$326,824,864

LIABILITIES AND MEMBERS' EQUITY
LIABILITIES:
Line of credit	$245,741,490	$-	$-	$245,741,490
Accounts payable and accrued expenses	2,926,240	-	-	2,926,240
Operating lease liability	265,792	-	-	265,792
Sales tax payable	218,555	-	-	218,555
Intercompany payable	14,517,458	-	(14,517,458)	-
Customer deposits	5,263,365	-	-	5,263,365
Total Liabilities	268,932,900	-	(14,517,458)	254,415,442

COMMITMENTS AND CONTINGENCIES (NOTE 9)

MEMBERS' EQUITY	72,409,422	14,517,458	(14,517,458)	72,409,422

TOTAL LIABILITIES AND MEMBERS' EQUITY	$341,342,322	$14,517,458	$(29,034,916)	$326,824,864

SCHEDULE 2

36TH STREET CAPITAL PARTNERS, LLC AND SUBSIDIARY

SUPPLEMENTARY INFORMATION

CONSOLIDATING STATEMENT OF INCOME (UNAUDITED)

FOR THE YEAR ENDED DECEMBER 31, 2023

	36th Street Capital Partners, LLC	36th Street Capital I, LLC	Eliminations	Total
NET INTEREST INCOME:
Interest income	$26,897,248	$423,556	$-	$27,320,804
Interest expense	(16,018,363)	(300,304)	-	(16,318,667)
Net interest income	10,878,885	123,252	-	11,002,137
Provision for credit losses	(258,440)	-	-	(258,440)
Net interest income after provision for credit losses	10,620,445	123,252	-	10,743,697

NON-INTEREST INCOME:
Gain on sale of leases and notes receivable	1,216,505	36,747	-	1,253,252
Other income and fees	1,602,654	-	(50,195)	1,552,459
Total non-interest income	2,819,159	36,747	(50,195)	2,805,711

NON-INTEREST EXPENSES:
Salaries, payroll taxes and related fringes	6,099,887	-	-	6,099,887
Rent	149,096	-	-	149,096
Sales and marketing expense	595,487	-	-	595,487
Professional fees	1,505,518	50,195	(50,195)	1,505,518
Office and administrative expenses	458,871	21,706	-	480,577
Total non-interest expenses	8,808,859	71,901	(50,195)	8,830,565

Equity income subs	88,098	-	(88,098)	-

CONSOLIDATED NET INCOME	$4,718,843	$88,098	$(88,098)	$4,718,843

SCHEDULE 3

36TH STREET CAPITAL PARTNERS, LLC AND SUBSIDIARY

SUPPLEMENTARY INFORMATION

CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS' EQUITY (UNAUDITED)

FOR THE YEAR ENDED DECEMBER 31, 2023

	36th Street Capital Partners, LLC	36th Street Capital I, LLC	Eliminations	Total
MEMBERS' EQUITY, BEGINNING OF YEAR	$70,942,251	$13,400,511	$(13,400,511)	$70,942,251
Adoption of ASC 326 - Credit Losses	730,564	-	-	730,564
Consolidated net income	4,718,843	88,098	(88,098)	4,718,843
Contributions from member	2,500,000	1,028,849	(1,028,849)	2,500,000
Distributions to members	(6,482,236)	-	-	(6,482,236)
MEMBERS' EQUITY, END OF YEAR	$72,409,422	$14,517,458	$(14,517,458)	$72,409,422

SCHEDULE 4

36TH STREET CAPITAL PARTNERS, LLC AND SUBSIDIARY

SUPPLEMENTARY INFORMATION

CONSOLIDATING STATEMENTS OF CASH FLOWS (UNAUDITED)

FOR THE YEAR ENDED DECEMBER 31, 2023

	36th Street Capital Partners, LLC	36th Street Capital I, LLC	Eliminations	Total
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$4,718,843	$88,098	$(88,098)	$4,718,843
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and interest amortization	424,775	195,546	-	620,321
Amortization of operating right-of-use asset	55,807	-		55,807
Provision for credit losses	258,440	-	-	258,440
Amortization of deferred initial direct costs	295,644	3,458	-	299,102
Change in value of investment in subsidiary	(1,116,947)	-	1,116,947	-
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(454,421)	-	-	(454,421)
Operating lease liability	(55,807)	-	-	(55,807)
Intercompany due to (from)	14,308,516	(14,308,516)	-	-
Accounts payable and accrued expenses	105,574	(39,384)	-	66,190
Sales tax payable	31,571	-	-	31,571
Net cash provided by operating activities	18,571,995	(14,060,798)	1,028,849	5,540,046

CASH FLOWS FROM INVESTING ACTIVITIES:
Principal collections on leases and notes receivable	58,665,799	23,007,208	-	81,673,007
Issuance of notes receivable	(37,052,721)	-	-	(37,052,721)
Net increase in customer deposits	1,011,297	-	-	1,011,297
Acquisition of leasehold improvements	(32,776)	-	-	(32,776)
Net (increase) in deposits on equipment for future leases	(18,967,232)	-	-	(18,967,232)
Purchase of equipment for sales-type lease contracts	(93,384,249)	-	-	(93,384,249)
Net cash provided by investing activities	(89,759,882)	23,007,208	-	(66,752,674)

CASH FLOW FROM FINANCING ACTIVITIES:
Borrowings on line of credit	178,800,000	-	-	178,800,000
Repayment of outstanding borrowings on line of credit	(103,100,000)	-	-	(103,100,000)
Repayments on notes payable	-	(14,428,484)	-	(14,428,484)
Payment of deferred financing costs	(524,009)	-	-	(524,009)
Contributions from member	2,500,000	1,028,849	(1,028,849)	2,500,000
Payment of distributions to members	(6,482,236)	-	-	(6,482,236)
Net cash provided by financing activities	71,193,755	(13,399,635)	(1,028,849)	56,765,271

NET CHANGE IN CASH AND RESTRICTED CASH	5,868	(4,453,225)	-	(4,447,357)

CASH AND RESTRICTED CASH, BEGINNING OF YEAR	1,645,242	4,453,225	-	6,098,467

CASH END OF YEAR	$1,651,110	$-	$-	$1,651,110

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION -
Interest paid	$15,301,145	$126,847	$-	$15,427,992

SUPPLEMENTAL DISCLOSURE FOR NON-CASH OPERATING ACTIVITIES:
Adjustment to allowance for credit losses recognized in connection with implementation of Accounting Standards Codification ("ASC") 326 on January 1, 2023	$730,564	$-	$-	$730,564
Operating lease liability and operating lease right-of-use asset recognized in connection with lease commencement	$321,599	$-	$-	$321,599